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PEOPLESOFT, INC.

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PeopleSoft Advises Stockholders to Take No Action at This Time in Response to Oracle’s Revised Tender Offer

PLEASANTON, Calif.—(BUSINESS WIRE)—Feb. 4, 2004—PeopleSoft, Inc. (Nasdaq:PSFT), in response to Oracle Corporation’s (Nasdaq:ORCL) announcement that it has revised the terms of its unsolicited tender offer for all the outstanding shares of PeopleSoft, advised its stockholders to take no action at this time. PeopleSoft’s Board of Directors, consistent with its fiduciary duties, will meet to review and discuss Oracle’s revised tender offer and will make its recommendation to PeopleSoft stockholders in due course.

Previously and after careful consideration, the PeopleSoft Board, including its special Transaction Committee comprised of independent directors, unanimously rejected both Oracle’s original $16.00 per share cash offer and subsequent $19.50 per share cash offer. The Board concluded that the offers would undoubtedly face lengthy antitrust scrutiny, with a significant likelihood that the combination would not be approved, and that those prior offers significantly undervalued PeopleSoft by any objective fundamental valuation measures. At that time, the Board further noted that the delays and uncertainties created by a prolonged regulatory approval process, coupled with Oracle’s stated intent to discontinue development of PeopleSoft’s market-leading products, represented a substantial threat to stockholder value. The Board previously also stated its belief that the unsolicited and hostile nature of the offers, combined with Oracle’s statements in connection with the original offer, were designed to disrupt the Company’s strong momentum at significant cost to PeopleSoft’s stockholders.

Citigroup Global Markets Inc. and Goldman, Sachs & Co. are financial advisors to PeopleSoft.

About PeopleSoft

PeopleSoft (Nasdaq:PSFT) is the world’s second largest provider of enterprise application software with 12,000 customers in more than 25 industries and 150 countries. For more information, visit us at www.peoplesoft.com.

Important Additional Information

The PeopleSoft Board of Directors will be soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of the slate of directors nominated by the Board and to vote on any other matters that properly come before the 2004 Annual Meeting. PeopleSoft has filed a proxy statement on Schedule 14A with the SEC in connection with its solicitation of proxies for the Annual Meeting. Promptly after filing the definitive 2004 Proxy Statement with the Securities and Exchange Commission, PeopleSoft will send the 2004 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Georgeson Shareholder Communications Inc. to assist in soliciting proxies for the 2004 Annual Meeting. PeopleSoft’s directors, officers and employees, as well as certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, also may assist PeopleSoft in soliciting proxies. Information regarding the interests of Georgeson and these other persons is contained in the 2004 Proxy Statement. PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.

CONTACT: PeopleSoft, Inc.
     Steve Swasey, 925-694-5230 (Public Relations)
     steve_swasey@peoplesoft.com
     Bob Okunski, 877-528-7413 (Investor Relations)
     bob_okunski@peoplesoft.com
     or
     Joele Frank, Wilkinson Brimmer Katcher
     Joele Frank/Susan Stillings, 212-355-4449 x110/x124
     jf@joelefrank.com
     sts@joelefrank.com

The following e-mail was sent to PeopleSoft employees by PeopleSoft’s Chief Financial Officer, Kevin Parker:

As you have probably heard by now, Oracle today raised its tender offer to buy PeopleSoft. Shortly thereafter, PeopleSoft issued a news release advising our stockholders to take no action at this time. As a part of their fiduciary responsibilities to our stockholders, our Board of Directors will meet to review and discuss Oracle’s revised offer and will make a recommendation to PeopleSoft stockholders in due course. As a result, the company will be in a quiet period in commenting on Oracle’s offer until the board has announced its conclusion.

Today’s news release also stated the following:

“Previously and after careful consideration, the PeopleSoft Board, including its special Transaction Committee comprised of independent directors, unanimously rejected both Oracle’s original $16.00 per share cash offer and subsequent $19.50 per share cash offer. The Board concluded that the offers would undoubtedly face lengthy antitrust scrutiny, with a significant likelihood that the combination would not be approved, and that those prior offers significantly undervalued PeopleSoft by any objective fundamental valuation measures. At that time, the Board further noted that the delays and uncertainties created by a prolonged regulatory approval process, coupled with Oracle’s stated intent to discontinue development of PeopleSoft’s market-leading products, represented a substantial threat to stockholder value. The Board previously also stated its belief that the unsolicited and hostile nature of the offers, combined with Oracle’s statements in connection with the original offer, were designed to disrupt the Company’s strong momentum at significant cost to PeopleSoft’s stockholders.”

As always, the best thing every employee can do is stay focused on continuing the things that have made us successful. We will provide updates as soon as possible.

Thank you for continuing your outstanding support and dedication.

Kevin

Important Additional Information

The PeopleSoft Board of Directors will be soliciting proxies for use at the 2004 Annual Meeting of Stockholders, or at any adjournment or postponement thereof, to vote in favor of the slate of directors nominated by the Board and to vote on any other matters that properly come before the 2004 Annual Meeting. PeopleSoft has filed a proxy statement on Schedule 14A with the SEC in connection with its solicitation of proxies for the Annual Meeting. Promptly after filing the definitive 2004 Proxy Statement with the SEC, PeopleSoft will send the 2004 Proxy Statement and a WHITE Proxy Card to each PeopleSoft stockholder entitled to vote at the Annual Meeting.

PeopleSoft has engaged Georgeson Shareholder Communications Inc. to assist in soliciting proxies for the 2004 Annual Meeting. PeopleSoft’s directors, officers and employees, as well as certain representatives of Citigroup Global Markets Inc. and Goldman, Sachs & Co., financial advisors to PeopleSoft, also may assist PeopleSoft in soliciting proxies. Information regarding the interests of Georgeson and these other persons is contained in the 2004 Proxy Statement.

PeopleSoft has filed a Solicitation/Recommendation Statement on Schedule 14D-9 regarding Oracle’s tender offer. PeopleSoft stockholders should read the Schedule 14D-9 and the 2004 Proxy Statement (including any amendments to such documents) because these documents contain important information. The 2004 Proxy Statement, the Schedule 14D-9 and other public filings made by PeopleSoft with the SEC are available without charge from the SEC’s website at www.sec.gov and from PeopleSoft at www.peoplesoft.com.